Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 13, 2018, except for Note 1A to which date is December 18, 2019, relating to the financial statements of The OLB Group, Inc. (the “Company”) as of December 31, 2017 and for the year then ended, appearing in this Registration Statement, and to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York

January 9, 2020